FingerMotion Reports Q2 2026 Financial Results

Singapore - (Newsfile Corp. – October 15, 2025) - FingerMotion, Inc. (NASDAQ: FNGR) (the “Company” or “FingerMotion”), a mobile services, data and technology company, is pleased to report its financial results for the second quarter of fiscal 2026 for the period ended August 31, 2025. To review the full financial results, please view the Company's recent 10-Q filing at www.sec.gov/edgar/search or on the Company’s website at www.fingermotion.com/investor-relations/financial-information/details, which should be read in connection with this news release.

Q2 2026 Financial Summary (results expressed in US$ unless otherwise indicated):

•	Reported quarterly revenue of $8.65 million, a 2% increase compared to Q2 of fiscal 2025;
•	Telecommunications Products & Services business revenue was $8.64 million, up 3% compared to Q2 of fiscal 2025;
•	DaGe Platform revenue grew to $6,898 compared to $4,789 in Q2 of fiscal 2025;
•	Command and Communication segment contributed $585 in revenue compared to $28,730 in Q2 of fiscal 2025;
•	Big Data segment generated $147 in revenue, compared to $nil in Q2 of fiscal 2025;
•	Cost of revenue increased to $8.61 million, resulting in gross profit of $38,740, an 87% decrease from Q2 of fiscal 2025;
•	Operating expenses were $1.53 million, a 23% decrease from $1.99 million in Q2 of fiscal 2025;
•	Net loss attributable to shareholders was $1.54 million, a 9% reduction from $1.69 million in Q2 of fiscal 2025;
•	Reported basic and diluted loss per share of $0.03, compared to a loss per share of $0.03 for Q2 of fiscal 2025;
•	On August 31, 2025, FingerMotion had $0.22 million in cash and cash equivalents, a working capital surplus of $8.3 million and shareholders’ equity of $15.1 million;
•	On August 31, 2025, total assets were $51.9 million, total current liabilities were $36.8 million and total liabilities were $36.8 million;
•	59,408,429 shares of common stock were issued and outstanding as of August 31, 2025.

FingerMotion’s Q2 2026 performance reflects strategic discipline and a focus on sustainable growth. The Telecommunications Products & Services segment remains the Company’s foundation, delivering consistent revenue growth and serving millions of users across China. The DaGe Platform’s revenue increase signals early traction from its collaboration with Qingling Motors Co. Ltd. to develop intelligent vehicle solutions, supported by additional C2 platform investment.

The Command and Communication segment saw a temporary revenue adjustment due to resource optimization, while the Big Data segment saw the emergence of revenue and our pivot toward our long-term vision that leverages advanced analytics to unlock new monetization avenues.

Operational efficiencies across the board contributed to a 23% reduction in expenses and a 9% narrowing of net loss, underscoring progress towards breakeven.

“We’re encouraged by our Q2 2026 results and the resilience of our core business, which enables us to diversify revenue streams in a dynamic market,” said Martin Shen, CEO of FingerMotion. “Operational efficiencies improved our income statement, while our strong balance sheet, a working capital surplus and solid stockholders’ equity gives us the flexibility to pursue strategic initiatives. We’re optimistic about opportunities in mobile data, big data insights, and integrated services, and remain committed to innovation and delivering enhanced value to our stakeholders.”

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For more information on FingerMotion, visit: https://fingermotion.com/.

Company Contact:

FingerMotion, Inc.
For further information e-mail: info@fingermotion.com
Phone: 718-269-3366

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this news release constitutes “forward-looking statements” as such term is used in applicable United States securities laws. These statements relate to analysis and other information that are based on forecasts or future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as “expects”, or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “estimates” or “intends”, or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and should be viewed as “forward-looking statements”. We have based these forward-looking statements on our current expectations about future events or performance. While we believe these expectations are reasonable, such forward-looking statements are inherently subject to risks and uncertainties, many of which are beyond our control. Our actual future results may differ materially from those discussed or implied in our forward-looking statements for various reasons. Factors that could contribute to such differences include, but are not limited to: international, national and local general economic and market conditions; demographic changes; the ability of the Company to sustain, manage or forecast its growth; the ability of the Company to manage its VIE contracts; the ability of the Company to maintain its relationships and licenses in China; adverse publicity; competition and changes in the Chinese telecommunications market; fluctuations and difficulty in forecasting operating results; business disruptions, such as technological failures and/or cybersecurity breaches; and the other factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. The forward-looking statements included in this release are made only as of the date hereof. For forward-looking statements in this news release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Report Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. This news release shall not constitute an offer to sell or the solicitation of any offer to buy our securities.